Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: (937) 224-5940

DPL AGREES TO SELL

PRIVATE EQUITY INVESTMENTS

DAYTON, Ohio, February 14, 2005 – DPL Inc. (NYSE: DPL) today announced that certain of its subsidiaries have entered into an agreement to sell the Company’s interests in forty-six private equity funds to AlpInvest/Lexington 2005, LLC, a joint venture of AlpInvest Partners and Lexington Partners Inc. The sale is expected to generate estimated net proceeds (pretax) of $850 million. The purchase price will be adjusted for capital calls, which the buyer has assumed, and distributions after June 30, 2004. The value of the private equity interests at cost as of December 31, 2004 was $754 million. The sale does not include the public securities and cash previously held in the financial asset portfolio.

“We believe we have negotiated a transaction which will produce substantial benefits including positive financial impacts and earnings clarity, improvement in DPL’s risk and credit profile, the opportunity to improve our balance sheet, and increased management focus on core strategic and operational issues,” stated Bob Biggs, Executive Chairman of DPL. “The DPL Board of Directors promised to complete its strategic review of the financial asset portfolio by the end of the first quarter and we accomplished that objective ahead of schedule.”

The sale and transfer of each private equity investment is subject to the approval of the general partner or other applicable manager of each investment and other customary closing conditions. Closing for the sale of the investments will occur on a rolling basis as required approvals are obtained. Although DPL and AlpInvest/Lexington believe the required approvals will be obtained for all funds, it is possible that consents could be withheld or delayed for one or more funds. The agreement is structured to encourage the timely closing of each fund. DPL has guaranteed the performance of its subsidiaries under the purchase and sale agreement. At the closings, the buyer will assume all future obligations under the investments that are required, including future capital calls.

For financial reporting purposes, the sale of the financial asset portfolio will be recorded as each fund is closed. For informational purposes, if the entire financial asset portfolio could be transferred on the date the agreement was signed, the Company would recognize a pretax gain in excess of $90 million and cash flow in excess of $825 million. However, the actual gain and cash flow ultimately recognized will be impacted by the number of funds transferred; the timing of the transfers; and the amounts of distributions and contributions on each fund.

DPL will use a portion of the proceeds from the sale to repurchase debt. In addition, the Company is evaluating other potential uses of the proceeds including investments in the core energy business.

Morgan Stanley served as financial advisor to DPL on this transaction. Cadwalader, Wickersham & Taft LLP served as legal counsel to DPL.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts Thursday, February 17, 2005, at  8:30 a.m. Eastern Time to discuss 2004 year end results and the sale of the private equity investments.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website.

About DPL Inc.

DPL Inc. is a diversified, regional energy company. DPL’s principal subsidiaries include The Dayton Power & Light Company (DP&L) and DPL Energy. DP&L provides electric services to over 500,000 retail customers in West Central Ohio. DPL Energy markets over 4,400 megawatts of generation capacity throughout the eastern United States. DPL Inc., through its subsidiaries, ranks among the top energy companies in generation efficiency and productivity. Further information on DPL Inc. can be found at www.dplinc.com.

About AlpInvest Partners

AlpInvest is one of the largest private equity investors in the world, with global coverage of a full spectrum of investment opportunities. AlpInvest has over €20 billion of assets under management, of which €16 billion has been allocated to funds and secondaries and €4 billion to direct and co-investments. The funds are managed from offices in Amsterdam, Antwerp, Frankfurt and New York.  AlpInvest’s shareholders and investors are ABP and PGGM, two of the largest pension funds in the world with €160 billion and €60 billion assets under management, respectively.

About Lexington Partners Inc.

Lexington is one of the largest and most experienced purchasers of limited partnership portfolios in the private equity market having completed 173 transactions acquiring more than 990 limited partnership interests with a total value of more than $7 billion since 1990.  Lexington manages more than $6 billion in discretionary capital for private equity partnership purchases and also manages a $1.5 billion discretionary co-investment fund, which invests alongside leading buyout sponsors.  Lexington’s capital is comprised of commitments from over 100 public and corporate pension plans, financial institutions, endowments, foundations, corporations and family groups.  The firm has offices in New York, Boston, Menlo Park and London.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.